Exhibit 99.1

FOR:	BIO-REFERENCE LABORATORIES, INC.

CONTACT:	Tara Mackay, Investor Relations
(201) 791-2600
(201) 791-1941 (fax)
tmackay@bioreference.com

FOR IMMEDIATE RELEASE

BIO-REFERENCE LABORATORIES, INC. REPORTS OVER 15% INCREASE IN REVENUE; NET INCOME UP OVER 100%, YEAR OVER YEAR

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Improvement in Cash Flow and Increase in Revenue per Patient, 3 cents/share related to increase in legal expenses

ELMWOOD PARK, NJ (March 5, 2015) Bio-Reference Laboratories, Inc. (NASDAQ: BRLI) announces first quarter results.  Except for per share data or where otherwise noted, numbers are in thousands.

The Company recorded Q1FY15 revenues of $208,833, an increase of 15% over the $181,270 recorded in Q1FY14.  Net income before taxes in Q1FY15 totaled $11,504, an increase of 119% compared with net income before taxes of $5,255 in Q1FY14. Net income after tax for Q1FY15 totaled $6,633, or $.24 per share, as compared with $2,954, or $.11 per share, in Q1FY14.   The Company noted in Q1FY14 that weather had accounted for a $.05 reduction in net income and any comparison with the prior year ought to account for the bad weather adjustment.  Gross profits on revenues for Q1FY15 were $89,755, resulting in a margin for gross profit on revenues of 43%, versus $72,154 for Q1FY14, which resulted in a margin of 40%.  Revenue per patient for Q1FY15 was $88.09, an increase of 8% compared to the $81.17 for Q1FY14. The number of patients served increased 7% to 2,352 in Q1FY15 from the Q1FY14 of 2,206.  Esoteric business for the Company was 70% of revenues for Q1FY15 as compared to 66% of revenues for Q1FY14.  Days Sales Outstanding (DSO) was 113 days compared to Q1FY14 DSO of 111 days.  Cash Flow from Operations for Q1FY15 was slightly greater than $10,000.

Marc D. Grodman, MD, CEO, commented: “This is the first quarter in several years where we believe that one can make valid year over year quarterly comparison given the reset attributable to both the reimbursement changes we have seen as an industry as well as our investment in our own infrastructure, both of which occurred in 2013. Our revenue for the quarter was up over 15%, with an increase in revenue per patient from $81.17 to $88.09 or a bit over 8%, consistent with our growth in all sequencing based testing. While much of this can be attributable to tests marketed under our GeneDx franchise, in reality, it includes testing offered through both GenPath Oncology and Women’s Health, as well. Net Income for the quarter was $.24 as compared to $.11 in the first quarter of the previous year, an increase of almost 125%. We are not ignoring the impact weather had on last year’s results. Given the benefit of the $.05 per share of earnings we estimated was lost due to inclement weather last year, we still would have shown an increase in earnings per share of 50%. Even further, this does not take into account the increase in legal fees due to the now settled BRCA related litigations, almost $.03 a share was attributable to these matters in the current first quarter over the prior year same quarter.”

Dr. Grodman further noted:  “First of all, I want to emphasize that BioReference continues to live on the cutting edge of precision diagnostics, genetics and sequencing technologies.  Secondly, I need to emphasize that with regard to our current Q1FY15 financial performance, we are precisely where we expected to be at this point in the year.  First quarters for us have an historical headwind since the quarter includes the holiday season from November into January.  We reaffirm our annual guidance of at least 10% growth in net revenues and 20% growth in net earnings.  In this regard, we have identified four specific growth initiatives that will propel our growth through the coming year:  First, we continue to become more provider-centric in a healthcare environment where the provider is the key to growth.  Second, we recently announced our new next generation tumor sequencing panels that will be the forerunners of our genomics offerings over the coming year.  Third, we have created our Commercial Collaboration and Innovation Group that we believe will unlock new channels of opportunity.  Fourth, we are committed to an institutional partnership program that has commenced and which we believe will become a more significant focus throughout this year. Along with our traditional growth trajectory, these additional growth agenda give us great confidence for the remainder of the current fiscal year and beyond.”

Dr. Grodman concluded, “We are extremely pleased to announce that Ilan Kaufthal was elected to our Board of Directors to fill the vacancy created by the loss of our longtime Board member, Gary Lederman, last November. Mr. Kaufthal served as Vice Chairman of Investment Banking at Bear, Stearns until 2008 and prior to that was Head of Mergers and Acquisitions as Vice Chairman of Schroder & Co from 1987. Since retiring from Bear, Stearns, Ilan has been a member of several Boards of Directors and has been involved in advisory positions at several organizations.  We have long believed that Clinical Laboratories need strategic partnerships to leverage and maximize their underlying potential and in this regard, Ilan’s experience and counsel will prove invaluable.”

The Company’s Q1FY15 earnings conference call has been scheduled to take place this morning, March 5, 2015 at 10:30 a.m. Eastern Standard Time.  The live audio Web cast will be available at the Company’s corporate Web site, www.bioreference.com and through www.streetevents.com.  To listen to the call please go to either Web site ten minutes before the conference call is scheduled to begin. You will need to register as well as download and install any necessary audio software. The Web cast will be archived, on both Web sites, for 30 days following the call.

Bio-Reference Laboratories, Inc.

Statements of Operations

(Dollars in Thousands Except Share and Per Share Data)

(Unaudited)

	Three Months Ended
	January 31,	January 31,
	2015	2014
Net Revenues	$208,833	$181,270
Cost of Sales	119,078	109,116
Gross Profit on Revenues	89,755	72,154
General and Administrative	77,827	66,274
Operating Income	11,928	5,880
Other Expense, Net	424	625
Income Before Taxes	11,504	5,255
Taxes	4,871	2,301
Net Income	6,633	2,954
Income Per Share	$0.24	$0.11
Number of Shares	27,740,309	27,700,167
Income Per Share (Diluted)	$0.24	$0.11
Number of Shares (Diluted)	27,867,214	27,848,492

Bio-Reference Laboratories, Inc.

Balance Sheets

(Dollars in Thousands)

(Unaudited) / Audited

	January 31,	October 31,
	2015	2014
Cash & Cash Equivalents	$22,240	$17,507
Accounts Receivable (Net)	268,720	263,346
Plant, Property & Equipment (Net)	65,642	66,388
Intangible Assets (Net)	49,110	49,588
Other Assets	82,431	82,034
Total	$488,143	$478,863

Accounts Payable	$68,030	$71,166
Revolving Note	33,735	33,380
Long-Term Debt	21,564	22,049
Other Liabilities	38,996	33,366
Shareholder’s Equity	325,818	318,902
Total	$488,143	$478,863

About BioReference Laboratories, Inc.

Bio-Reference Laboratories, Inc. is one of the largest and fastest growing full service diagnostic laboratories in the world, providing clinical testing services to physician offices, clinics, hospitals, long term care facilities and employers while also advancing drug discovery and development with disease foundations, academic and pharmaceutical partners.  Our comprehensive testing capabilities and expertise spans molecular diagnostics, anatomical pathology, women’s health, oncology and rare disease genetics. Bio-Reference, and our subsidiaries, have an international presence in more than 50 countries.

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Statements included in this release that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements”. Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of Bio-Reference Laboratories, Inc. and its subsidiaries. Statements looking forward in time are included in this release pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made and which reflect management’s current estimates, projections, expectations or beliefs and which involve risks and uncertainties that could cause actual results and outcomes to be materially different.  Risks and uncertainties that may affect the future results of the company include, but are not limited to, adverse results from pending or future government investigations, our ability to sustain continued growth, lawsuits or private actions, including the action involving Horizon Blue Cross Blue Shield of New Jersey, the competitive environment, changes in government regulations, changing relationships with customers, payers, including the various state and multi-state programs, suppliers and strategic partners, the ability to increase revenue through our prior expansions, the successful roll-out of our inherited cancer tests launched by GeneDx and other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission.  We undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.www.bioreference.com

www.bioreference.com